Filed pursuant to Rule 424(b)(3)
Registration No. 333-282971
Prospectus Supplement No. 8
(To Prospectus dated November 12, 2024)
INNVENTURE, INC.
This prospectus supplement updates, amends and supplements the prospectus dated November 12, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282971) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on January 14, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On January 13, 2025, the closing price of our Common Stock was $11.44 per share.
Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 14, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 8, 2025
Date of Report (date of earliest event reported)
___________________________________
Innventure, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42303 (Commission File Number)	93-4440048 (I.R.S. Employer Identification Number)
6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827
(Address of principal executive offices and zip code)
(321) 209-6787
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2025, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Innventure, Inc. (the “Company”) approved the 2025 base salary rates for the Company’s Chief Financial Officer (“CFO”) and named executive officers (the “NEOs”), as listed in the table below. The Committee also recommended that the Board approve the 2025 base salary rate for the Company’s Chief Executive Officer (“CEO”), as listed in the table below. On January 9, 2025, based on the recommendation from the Committee, the independent members of the Board approved the 2025 annual base salary rate for the Company’s CEO.

Name	Title	2025 Base Salary
Gregory W. Haskell	Chief Executive Officer	$700,000
Michael Otworth	Executive Chairman	$450,000
Roland Austrup	Chief Growth Officer	$450,000
Dr. John Scott	Chief Strategy Officer	$450,000
David Yablunosky	Chief Financial Officer	$450,000

In addition to base salary rates, the Company expects to use annual incentive bonuses for the Company’s executive officers, including for the NEOs, to motivate their achievement of short-term performance goals and tie a portion of their compensation to the Company’s performance. The Committee selects the performance targets, target amounts, target award opportunities, and other terms and conditions of annual bonuses for these officers. Following the end of each year, the Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs.

On January 8, 2025, the Committee approved target 2025 annual short-term incentive (“STI”) award opportunities for the Company’s CFO and NEOs, with a target amount equal to 100% of each NEO’s and the CFO’s 2025 base salary. The Committee also recommended that the Board approve a target 2025 STI annual opportunity for Company’s CEO in an amount equal to 100% of his 2025 base salary. On January 9, 2025, based on the recommendation from the Committee, the independent members of the Board approved such target 2025 STI award opportunity for the Company’s CEO. The Committee intends to approve the terms and conditions of the 2025 STI plan (including the relevant performance measures and goals and the potential payouts as a percentage of target) at a subsequent meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: January 14, 2025	By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Chief Financial Officer